	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES 2010 FIRST QUARTER RESULTS

SEGUIN, Texas, May 5, 2010 – Alamo Group Inc. (NYSE: ALG) today reported results for the first quarter ended March 31, 2010.

Net sales in the quarter were $128.4 million compared to net sales of $110.1 million for the first quarter of 2009, an increase of 17%.  Net income for the quarter was $4.0 million, or $0.34 per diluted share, compared to net income of $1.5 million, or $0.15 per diluted share, for the first quarter of 2009.  The 2010 results include the acquisition of Bush Hog which was completed in October, 2009.  Without Bush Hog, net sales for the first quarter of 2010 would have been $107.7 million and net income would have been $3.4 million, or $0.29 per diluted share.

While markets for most of the Company’s products remained soft in the first quarter of 2010, the Company benefited from strong cost control initiatives and better than anticipated results from the Bush Hog acquisition, which resulted in record net income for a first quarter at Alamo Group.

The Company’s North American Industrial Division net sales for the first quarter of 2010 were $46.1 million, an increase of 7% compared to the $43.2 million achieved in the prior year’s first quarter.  While this is an improvement over the same period of 2009, it is still below historic levels and reflects ongoing weak conditions from various city, county and state governmental agencies and related contractors who are the main customers for this Division’s products.  We believe governmental budget constraints will continue to affect sales in this sector throughout 2010.

Net sales for Alamo’s North American Agricultural Division were $40.3 million in the first quarter of 2010 compared to $23.8 million in the first quarter of 2009.  Bush Hog, which is reported in this Division’s results, contributed $20.7 million to net sales in the 2010 first quarter.  Adjusted for the acquisition, sales remain below historic levels as the agricultural market continues to be soft and dealers remain cautious about inventory levels.  However, we believe there are indications of some potential strengthening in the second half of the year as farm incomes benefit from lower input costs.

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ALAMO GROUP ANNOUNCES 2010 FIRST QUARTER RESULTS

Alamo Group’s European Division net sales were $41.9 million in the first quarter of 2010 versus $43.2 million in the previous year’s first quarter.  European sales were down 10% in local currency compared to the first quarter of 2009, but only down 3% in U.S. dollars due to changes in exchange rates.  European markets reflect similar weak conditions to those being experienced in the Company’s North American operations, though in general, they have held up better compared to historic levels.  We see few signs of improvement in the European economic outlook for the rest of the year.

Ron Robinson, Alamo Group’s President and Chief Executive Officer, commented, “While our markets remain weak, we are pleased that our cost control initiatives allowed us to deliver our best ever first quarter net income.  All of our Divisions contributed to this accomplishment and we are particularly grateful to the staff and management at Bush Hog whose efforts were achieved in the middle of a major reorganization.”

“Despite the improved results, we remain concerned about the continuing soft conditions and particularly the lack of forward visibility.  We believe we should benefit from any strengthening in the overall global economy but will continue to exercise restraint in both our expense levels and capital spending until there is more certainty in our markets.  This approach has helped us throughout the downturn and will continue to be beneficial to our results at nearly any level of market demand.  Therefore, we still believe our results for the year in total will exhibit reasonable growth.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services.  The Company, founded in 1969, had approximately 2,280 employees and operates eighteen plants in North America and Europe as of March 31, 2010.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

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This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.  This release also contains non-GAAP financial measures.  These measures are included to facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management’s opinion.  Our reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.  These non-GAAP measures are provided to enhance investors overall understanding of our financial performance.

(Tables Follow)

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ALAMO GROUP REPORTS 2010 FIRST QUARTER RESULTS
Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)
	First Quarter Ended
	3/31/10	3/31/09
North American
Industrial	$46,140	$43,152
Agricultural	40,299	23,831
European	41,950	43,160
Total Sales	128,389	110,143
Cost of sales	100,254	88,416
Gross margin	28,135	21,727
	21.9%	19.7%
Operating Expenses	21,668	18,550
Income from Operations	6,467	3,177
	5.0%	2.9%
Interest Expense	(1,250)	(1,096)
Interest Income	812	160
Other Income (Expense)	(10)	45
Income before income taxes	6,019	2,286
Provision for income taxes	2,026	743
Net Income	$3,993	$1,543
Net income per common share:
Basic	$0.34	$0.16
Diluted	$0.34	$0.15
Average common shares:
Basic	11,747	9,939
Diluted	11,833	9,963
Summary Balance Sheet Data

	3/31/10	3/31/09
Receivables	135,295	132,747
Inventories	118,860	130,750
Current Liabilities	87,520	81,563
Long Term Debt	56,845	110,027
Equity	234,143	182,119